Press Release	Source: Tribeworks, Inc.

January 25, 2007

Tribeworks Acquires BLive Networks, Inc. and 700 new customers

Malta, EU, January 25, 2007 -- Tribeworks, Inc. (OTC BB:TWKS.OB - News) announced that it has entered into an agreement to acquire all of the assets and 700 customers of BLive Networks, Inc., further expanding Tribework’s capability of delivering high quality outsourced support into the US$220 Billion annual IT Support market.

BLive Networks, Inc., headquartered in Bellevue, WA, develops interactive support tools for companies providing IT support worldwide. Utilizing proprietary technology, BLive’s systems are used by companies for remote technical support and sales, both externally, and for internal corporate ‘Helpdesk’ support departments. This technology enables service providers to deliver faster response times and a personal connection with users. BLive targets users within the $13 billion Helpdesk support market. Source: www.blive.com

Robert Altinger, Executive Chairman of Tribeworks, and a 20 year support management veteran, who has worked in executive IT positions with several leading companies, including JP Morgan, Microsoft, and Avanade - states “We look forward to growing and supporting BLive’s customer base in addition to providing our Channel Partners with the BLive tool-set to better service their customer base. “

During 2006 Tribeworks, Inc. substantially repositioned its business model and objectives, to concentrate on the $220 Billion worldwide IT support market. (Source: Gartner, Inc.) As a result, the company has sold its TDC subsidiary, and purchased all of the assets of Atlas Technology Group ("AtlasTG”), in addition to this announced BLive acquisition.

Altinger further states” as we continue signing additional Channel Partners in Europe and the US, we are excited that AtlasTG and BLive have natural synergies, and complementary support technologies for companies of all sizes”

AtlasTG, the company’s primary subsidiary, provides outsourced application software support services for clients with large information technology functions worldwide. The company specializes in remotely supporting custom-built applications, and networks, using proprietary process, monitoring, and management systems. Source: www.atlastg.com

The company operates data centers in Seattle and Malta, in addition to providing support services from centers in Gzira, Malta, Wellington, New Zealand, and Seattle, Washington. Source: www.tribeworks.us

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities to/from any person, nor there any sale of these securities in any jurisdiction in which it is unlawful to make such an offer or solicitation. A number of statements in this press release are forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the SEC. The actual results that the Company may achieve may differ materially from any forward-looking statements due to such risks and uncertainties.

Contact: Peter Jacobson
(949) 274-3633